Exhibit 5.1

November 12, 2013	Mayer Brown LLP 71 South Wacker Drive Chicago, Illinois 60606-4637

Volkswagen Auto Lease/Loan Underwritten Funding, LLC 2200 Ferdinand Porsche Drive Herndon, Virginia 20171	Main Tel (312) 782-0600 Main Fax (312) 701-7711 www.mayerbrown.com

Re:	Volkswagen Auto Lease/Loan Underwritten Funding, LLC

Registration Statement on Form S-3 (No. 333-185282)

Ladies and Gentlemen:

We have acted as special counsel to Volkswagen Auto Lease/Loan Underwritten Funding, LLC, a Delaware limited liability company (the “Seller”), in connection with the above captioned registration statement (the “Registration Statement”) and the offering of notes (the “Notes”) described in the prospectus supplement dated November 6, 2013 and the base prospectus dated October 30, 2013 (collectively, the “Prospectus”), which have been filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Act”). As described in the Prospectus, the Notes will be issued by Volkswagen Auto Loan Enhanced Trust 2013-2 (the “Issuer”), a trust formed by the Seller pursuant to a trust agreement among the Seller, Citibank, N.A., as owner trustee and Citicorp Trust Delaware, National Association, as issuer Delaware trustee. The Notes will be issued pursuant to an indenture (the “Indenture”) between the Issuer and Deutsche Bank Trust Company Americas, as indenture trustee.

In that regard, we are generally familiar with the proceedings taken or to be taken in connection with the proposed authorization, issuance and sale of the Notes, and have examined and relied upon copies of such statutes, documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including the Prospectus and the current draft of the Indenture (including the form of the Notes included as an exhibit thereto) and an amended and restated Trust Agreement.

Based on and subject to the foregoing, we are of the opinion that, with respect to the Notes, when (a) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, (b) the Notes have been duly executed and issued by the Issuer, authenticated by the Indenture Trustee, and sold by the Seller, and (c) payment of the agreed consideration for the Notes has been received by the Issuer, such Notes will have been duly authorized by all necessary action of the Issuer and will be legally issued and binding obligations of the Issuer and entitled to the benefits afforded by the Indenture, except as may be limited by bankruptcy,

Mayer Brown LLP operates in combination with other Mayer Brown entities with offices in Europe and Asia and is associated with Tauil & Chequer Advogados, a Brazilian law partnership.

Volkswagen Auto Lease/Loan

Underwritten Funding, LLC

insolvency, reorganization, arrangement, moratorium or other laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws), and by general principles of equity, regardless of whether such matters are considered in a proceeding in equity or at law.

Our opinions expressed herein are limited to the federal laws of the United States, the laws of the State of New York and the Delaware Statutory Trust Act. We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to a Form 8-K filed in connection with the Prospectus and to the use of our name therein without admitting we are “experts” within the meaning of the Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement or the Prospectus.

Very truly yours,

/s/ Mayer Brown LLP

Mayer Brown LLP